Exhibit 99.1

Perspective Therapeutics Reports Second Quarter Fiscal 2023 Results and Recent Business Highlights

●	Phase I/2a clinical trials initiated: VMT- α-NET for neuroendocrine tumors, and VMT01 for melanoma. Preliminary results from initial cohorts expected by end of 2023.

●	First patient dosed in Phase 1/2a dose escalation trial of VMT01 for treatment of MC1R-positive metastatic melanoma.

RICHLAND, WASHINGTON & CORALVILLE, IOWA – August 11, 2023 – Perspective, Therapeutics, Inc. (“Perspective” or “the Company”) (NYSE AMERICAN: CATX), a precision oncology company developing alpha-particle therapies and complementary diagnostic imaging agents and an innovator in seed brachytherapy powering expanding treatment options for multiple cancers, reports second quarter financial results for the period ended June 30, 2023 and recent business highlights.

“We made substantial progress on our pipeline during Q2 2023 with the initiation of Phase 1/2a clinical trials for VMT-α-NET for neuroendocrine tumors and VMT01 for melanoma and we expect preliminary results from initial cohorts by end of the year,” said Thijs Spoor, Perspective Therapeutics’ CEO. “We are supplying both U.S. trials with drug product from our GMP manufacturing facility in Coralville, Iowa. We expect to bring additional CDMO manufacturing sites online in the coming months to enable broader coverage of sites across the U.S. Isotope will be supplied using Perspective’s proprietary VMT-α-GEN 212Pb benchtop generator.”

Andrew Bright, Perspective Therapeutics’ EVP of Brachytherapy noted, “Our brachytherapy business has emerged from the recent merger with an engaged and enthusiastic team that is focused on expanding the use of Cesium-131 brachytherapy. This quarter we have supplemented the team with talent in several key leadership areas. With a strong team in place, we’re focused on securing new business and re-gaining old business. We have a renewed focus on our strategic collaboration with GT Medical Technologies based on a shared belief that Cesium-131 is ideal for delivering radiotherapy to a key group of brain cancer patients. Our sales efforts will be bolstered by long-term Cesium-131 data in prostate cancer and additional peer reviewed data of Cesium-131 use in other cancers.”

Key Operation Highlights

●

The appointment of Heidi Henson as Audit Committee Chair of the Board of Directors. Ms. Henson brings over 25 years of executive leadership roles in the life sciences. In past executive leadership roles, Ms. Henson has served as the Chief Financial Officer of Pardes Biosciences, Imbria Pharmaceuticals, Respivant Sciences, Kura Oncology, Wellspring Biosciences, and Araxes Pharma.

●

The appointment of Andrew Bright as Executive Vice-President of Brachytherapy. Mr. Bright brings to Perspective over 30 years in leadership within the medical device industry, including over 20 years in brachytherapy. Mr. Bright was part of the commercial enterprise responsible for initial widespread adoption and growth of brachytherapy in the 1990’s and was involved in the development and introduction of some of the most successful and clinically relevant products in the industry.

●

The appointment of Shane Cobb as Executive Vice President of Operations. Mr. Cobb brings a wealth of operational nuclear pharmacy industry experience to Perspective. He worked for 35 years in roles of increasing responsibility at Roche, Medi+Physics, Amersham, Nycomed Amersham, GE Healthcare, and RLS. Adding to his extensive knowledge of the space, during his time at GE Healthcare, he led multiple global scale projects including bringing a new Mo-99 generator offering to the US, spearheading safety improvement initiatives, developing production workflow systems for 31 cleanrooms to meet USP 797 compliance, and leading the first nuclear pharmacies in the US to receive Joint Commission accreditation for quality standards.

●

Launch of Australian subsidiary to accelerate the commencement of early-stage clinical R&D work. The launch of this entity is intended to accelerate Perspective’s translational pipeline products from preclinical into early phase proof of concept human clinical trials.

VMT01 Clinical Highlights

●

Initiated clinical trial sites and commenced the enrollment period for 212Pb labeled therapeutic product candidate VMT01 for the treatment of melanoma. VMT01 is entering therapeutic trials at leading U.S. institutions.

●

Multiple patients screened and first patient dosed in Phase 1/2a Dose Escalation Trial for VMT01 in the treatment of metastatic melanoma expressing MC1R. Preliminary data readout from dose escalation study is expected by the end of 2023.

●

First in human imaging data from VMT01 were presented at the 2023 Annual Society for Nuclear Medicine and Molecular Imaging (SNMMI) by Geoffrey Johnson, MD, PhD, the Chair of Nuclear Medicine at Mayo Clinic. Dr. Johnson noted that both the SPECT and PET imaging versions of VMT01 showed favorable uptake in melanoma tumors in a subset of patients, confirming VMT01/VMT02 as selection tools for patients to receive targeted alpha therapy with 212Pb-VMT01.

●

Preclinical combination data with checkpoint inhibitors were presented at the 2023 International Symposium on Radiopharmaceutical Sciences (iSRS). Data displayed synergy between targeted alpha therapy with 212Pb and immune checkpoint inhibitors.

VMT-α-NET Recent Milestones

●

Continued administrations of multiple cycles of administering VMT-α-NET in 10 patients in an investigator-initiated trial at Fortis Memorial Research Institute. We expect to disclose preliminary results in Q3 2023.

●

Initiated clinical trial sites and commenced the enrollment period for 212Pb labeled therapeutic product candidate VMT-α-NET. VMT-α-NET for neuroendocrine cancers is entering therapeutic trials at leading US institutions.

●	Continued recruitment in University of Iowa imaging and dosimetry study with 203Pb VMT-α-NET.

Brachytherapy Recent Highlights

●

A favorable comparison between Cesium-131 brachytherapy and Stereotactic Body Radiation Therapy, along with long-term Cesium-131 data, was presented at the American Brachytherapy Society annual meeting. The data showed that Cesium-131 brachytherapy offers prostate cancer patients the prospect of disease-free survival of 96% measured at ten years after treatment.

●

Bander et al. published a retrospective review of brain tumor treatment using surgery and Cesium-131 brachytherapy in the Journal of Neuro-Oncology. The study highlighted the superior local tumor control and lower complication rates of Cesium-131 compared to Iodine-125 data. (Bander, ED, et al., Safety and efficacy of Cesium-131 brachytherapy for brain tumors. Journal of Neurosurgery 163(2): 355-365. (2023)).

●

Established an initiative with GT Medical Technologies, Inc. (GT Medical) to broaden access to their GammaTile® Therapy product, a unique delivery method for placing Cesium-131 during the last five minutes of brain tumor resection surgery.

●

The Centers for Medicare & Medicaid Services announced in July 2023 its proposed Medicare Hospital Outpatient Prospective Payment and Ambulatory Surgical Center Payment Systems payment rates for 2024. Under these rates, Perspective’s stranded pre-loaded Cesium-131 seeds would see an increase in reimbursement per seed. The final rule will be issued in November 2023.

Manufacturing and Supply Milestones

●

Updated all regulatory, operational, and related compliance activities to ensure all FDA related labeling, documentation, packaging, and customer facing materials reflects Perspective Therapeutics, with no disruption or inconvenience to our customers.

●	Multiple clinical GMP products have now been manufactured and shipped to clinical sites from Perspective’s GMP facility in Coralville.
●	Substantial progress towards transfer of manufacturing to multiple third party contract development and manufacturing organization sites well underway.
●	212Pb generators manufactured and shipped worldwide have shown robustness of supply.
●

Additional supplies of Th-228 feedstock have been identified to enable plentiful quantities of 212Pb to be purified as development of Perspective’s pipeline of products progresses towards commercialization.

●	Continued to increase its manufacturing in support of GT Medical’s objective of delivering GammaTile® Therapy to more patients with difficult to treat brain cancers.

Second Quarter and Half Year 2023 Financial Summary

Revenue - Revenue for the three months ended June 30, 2023 was $2.1 million, as compared to $2.5 million in the same period in 2022, a decline of 17%. The year-over-year decline in revenue was primarily a result of the loss of a large brachytherapy customer partially offset by grant revenue related to our alpha-particle therapy operations.

Gross Profit - Gross profit was $248,000 for the three months ended June 30, 2023, as compared to $926,000 for the same period in 2022, a decline of 73%. The year over year decline was primarily a result of the decrease in sales due to the loss of a large brachytherapy customer, higher brachytherapy production costs, and a $298,000 write-off of Blu Build inventory as the Company discontinued selling its loader, and were partially offset by grant revenue from our alpha-particle therapy business.

Research and development (R&D) expenses - R&D for the three months ended June 30, 2023 and 2022 comparison was an increase in costs of $4.9 million related to the development of the Company’s alpha-particle therapy drug products gained through the merger with Viewpoint, partially offset by a decrease in the Company’s legacy research and development expenses.

Management believes that research and development expenses will increase as we continue to invest in the development of new drugs and products.

Net loss - For the second quarter of 2023, the Company reported a net loss of $11.1 million, compared to a net loss of $2.1 million in the same period in 2022.

For the first half of fiscal 2023 ended June 30, 2023, revenue decreased 23% to $4.2 million versus $5.4 million in the prior year comparable period. Prostate brachytherapy represented 42% of total revenue for the first six months of fiscal 2023 compared to 73% for the first six months of fiscal 2022. Total operating expenses for the first six months of fiscal 2023 increased 299% to $23.3 million, versus $5.8 million in the prior year comparable period. The net loss for the first six months of fiscal 2023 was $11.5 million, or ($0.05) per basic and diluted share, compared to a net loss of $3.4 million, or ($0.02) per basic and diluted share, in the prior year comparable period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 254 million for the six months ended June 30, 2023, versus 142 million in the comparable prior year period.

Cash and cash equivalents - As of June 30, 2023, cash, cash equivalents, and restricted cash was $28.5 million as compared to cash, cash equivalents, restricted cash, and short-term investments totaled $43.9 million as of December 31, 2022.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc., is a medical technology and radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body. The Company is the sole producer of Cesium-131 brachytherapy seeds and has a proprietary technology that utilizes the isotope Lead-212 to deliver powerful alpha radiation specifically to cancer cells via specialized targeting peptides. The Company is also developing complementary imaging diagnostics that incorporate the same targeting peptides which provide the opportunity to personalize treatment and optimize patient outcomes. This “theranostic” approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity associated with many other types of cancer treatments.

The Company’s melanoma (VMT-01) and neuroendocrine tumor (VMT-α-NET) programs are entering Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions. The Company has also developed a proprietary lead-212 generator to secure isotope supply for clinical trial and commercial operations.

For more information, please visit the Company’s website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “estimate,” “believe,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements concerning, among other things, the Company's clinical development plans and the expected timing thereof; the expected timing for availability and release of data; the Company’s timing and expectations regarding regulatory communications, submissions and approvals; expectations regarding the potential market opportunities for the Company’s product candidates; the potential functionality, capabilities, and benefits of the Company’s product candidates; the potential size of the commercial market for the Company’s product candidates; the Company’s expectations, beliefs, intentions, and strategies regarding the future; the Company’s expectations regarding the addition of manufacturing sites; the Company’s expectations regarding supplying isotope using its proprietary benchtop generator; the Company’s expectations regarding potential competitors; the Company’s plans for bolstering sales efforts; the Company’s expectations regarding changes in reimbursement amounts for its products; the Company’s ability to transfer its manufacturing to third parties; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation, the potential that regulatory authorities may not grant or may delay approval for the Company’s product candidates; uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of regulatory authorities may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; the Company’s ability to obtain and maintain regulatory approval for the Company’s product candidates; delays, interruptions or failures in the manufacture and supply of the Company’s product candidates; the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the Company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the Company’s ability to obtain additional funding to support its clinical development programs; the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of its product candidates; the ability of the Company to manage growth and successfully integrate its businesses; whether the Company can maintain its key employees; whether there is sufficient training and use of the Company’s products and product candidates; the market acceptance and recognition of the Company’s products and product candidates; the Company’s ability to maintain and enforce its intellectual property rights; whether the Company can maintain its therapeutic isotope supply agreement with the Department of Energy; whether the Company will continue to comply with the procedures and regulatory requirements mandated by the FDA for additional trials, Phase 1 and 2 approvals, Fast Track approvals, and 510(k) approval and reimbursement codes; and any changes in applicable laws and regulations. Other factors that may cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in the Company’s most recent Transition Report on Form 10-KT and the Company’s most recent Quarterly Report on Form 10-Q, each filed with the Securities and Exchange Commission (the “SEC”), in the Company’s other filings with the SEC, and in the Company’s future reports to be filed with the SEC and available at www.sec.gov.

Forward-looking statements contained in this press release are made as of this date, and the Company undertakes no duty to update such information whether as a result of new information, future events or otherwise, except as required under applicable law.

Investor Relations Contact:

LifeSci Advisors

Chuck Padala

E: chuck@lifesciadvisors.com

Perspective Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$28,319	$20,993
Short-term investments	-	22,764
Accounts receivable, net	1,113	1,363
Inventory	1,094	1,409
Note receivable	-	6,109
Prepaid expenses and other current assets	1,428	577

Total current assets	31,954	53,215

Property and equipment, net	7,043	1,684
Right of use asset, net	805	378
Restricted cash	182	182
Inventory, non-current	2,269	2,396
Intangible assets	50,000	-
Goodwill	27,319	-
Other assets, net	573	236

Total assets	$120,145	$58,091

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$4,906	$1,541
Lease liability	262	276
Accrued protocol expense	387	233
Accrued radioactive waste disposal	20	129
Accrued payroll and related taxes	2,259	212
Accrued vacation	684	285
Other notes payable, current	71	-

Total current liabilities	8,589	2,676
Non-current liabilities:
Lease liability, non-current	543	116
Note payable	1,701	-
Asset retirement obligation	659	657

Total liabilities	11,492	3,449
Commitments and contingencies

Stockholders' equity:
Preferred stock, $.001 par value; 7,000,000 shares authorized: Series B: 5,000,000 shares allocated; no shares issued and outstanding	-	-
Common stock, $.001 par value; 750,000,000 shares authorized; 280,479,421 and 142,112,766 shares issued and outstanding	280	142
Additional paid-in capital	225,782	160,432
Accumulated deficit	(117,409)	(105,932)

Total stockholders' equity	108,653	54,642

Total liabilities and stockholders' equity	$120,145	$58,091

Perspective Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars and shares in thousands, except for per-share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

Sales, net	$1,500	$2,505	$3,330	$5,415
Grant revenue	588	-	821	-
Total revenue	2,088	2,505	4,151	5,415
Cost of sales	1,840	1,579	3,416	3,048
Gross profit	248	926	735	2,367

Operating expenses:
Research and development	5,653	796	9,510	1,345
Sales and marketing	911	654	1,723	1,341
General and administrative	5,073	1,582	12,096	3,163
Change in estimate of asset retirement obligation	(15)	-	(15)	-
Loss on disposal of property and equipment	-	-	22	-
Total operating expenses	11,622	3,032	23,336	5,849

Operating loss	(11,374)	(2,106)	(22,601)	(3,482)

Non-operating income (expense):
Interest income	294	28	668	57
Interest expense	(28)	-	(46)	-
Other income	2		2	-
Non-operating income, net	268	28	624	57

Net loss before deferred income tax benefit	(11,106)	(2,078)	(21,977)	(3,425)

Deferred income tax benefit	-	-	10,500	-

Net loss	$(11,106)	$(2,078)	$(11,477)	$(3,425)

Basic and diluted loss per share	$(0.04)	$(0.01)	$(0.05)	$(0.02)

Weighted average shares used in computing net loss per share:
Basic and diluted	279,988	142,040	254,432	142,040